UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

 The persons identified on the cover page hereto (collectively, the “Hartman Group”) on March 31, 2025 filed a preliminary proxy statement (the “Preliminary Proxy Statement”) and an accompanying universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the liquidation of the Company in accordance with the terms of its articles of incorporation.

On April 15, 2025, the Hartman Group distributed the following letter to shareholders:

Top 6 Reasons to Vote for the Replacement of the Board

There are a lot of emails being sent by Silver Star that are confusing and misleading as Gerald Haddock tries to put a positive spin on his mismanagement. To cut through the noise, below are six truths that make the whole process very clear.

1.	We won the lawsuit in Maryland state court in November. The judge ruled that Silver Star must have a shareholder meeting before July 21st, to vote on the liquidation of the company.

2.	The value of the company has dropped 70% under Haddock’s leadership. He sold over 25 properties in a little over a year, mostly in 2024, at fire sale prices that were as low as 27% of what they had them in the books for at the time.

3.	Occupancy dropped like a rock under Haddock’s management. He fired all the leasing agents and property managers and the marketing people, so it is not surprising that the occupancy dropped so dramatically. Since Silver Star is very opaque and delinquent in their SEC-required disclosures, we can’t tell you the exact occupancy numbers but I can give you some typical examples. They lost 6 floors of Galan Nursing at the OTC property, and they then turned around and hired the same broker that pulled the tenant out of the building to re-lease the space she had just vacated. Another example is Gulf Interstate that went from about 90% occupancy to about 20% occupancy when the Anchor tenant moved out.

4.	Last week Haddock awarded himself 1 million shares of stock. His employment agreement calls for him to be awarded another 2 million shares of stock, under certain circumstances. This totals almost 5% of the company and about $6 million dollars in value. Fortunately, dilution of your interests through the award of additional shares to Haddock can be prevented by removing him from the board and terminating his employment agreement.

5.	When we take over the company, our plan for liquidation will be to put the Walgreens and mini storage properties on the market immediately and start returning capital to you this year. The legacy assets that remain will be leased up and sold in an orderly fashion.

6.	You will soon be getting a proxy card from Silver Star that will ask you to vote for a replacement board of directors so that we can remove the board and stop the methodical destruction of the company.

Thank you very much for your support. I appreciate each and every one of you. God bless you. Happy Easter! God will deliver the victory!

Sincerely,

Al Hartman

***

Additional Information

The Hartman Group filed the Preliminary Proxy Statement and an accompanying universal proxy card with the SEC on March 31, 2025, and intends to file a definitive proxy statement to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of the Company and (ii) the liquidation of the Company in accordance with the terms of its articles of incorporation. STOCKHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), WHEN IT BECOMES AVAILABLE, AND ANY OTHER RELEVANT DOCUMENTS THAT THE HARTMAN GROUP FILES WITH THE SEC CAREFULLY IN THEIR ENTIRETY, IN EACH CASE, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the Preliminary Proxy Statement, and when available, the definitive proxy statement, and any amendments or supplements thereto, and any other documents (including the universal proxy card) at the SEC’s website (http://www.sec.gov). In addition, the Hartman Group will provide copies of the definitive proxy statement once available without charge upon request. Such requests should be directed to the proxy solicitor to be named in the definitive proxy statement when filed by the Hartman Group.

Certain Information Regarding Participants

The respective members of the Hartman Group and each of Brent Longnecker and Benjamin Thomas, who have been nominated by Allen Hartman for election as directors of the Company, are currently the participants in the proxy solicitation (collectively, the “Participants”). As of the date hereof, the Hartman Group may be deemed to beneficially own 5,230,860 shares of the Company’s common stock, representing ownership of approximately 7.92% of the Company’s common stock, based on the Company’s report in its Current Report on Form 8-K filed on November 12, 2024 that there were 66,425,433 shares of the Company’s common stock issued and outstanding. The other Participants (i.e., Messrs. Longnecker and Thomas) do not own any Company common stock. Additional information regarding the Participants is set forth in the Preliminary Proxy Statement and will be set forth in the definitive proxy statement and any other materials to be filed with the SEC in connection with the proxy solicitation by the Hartman Group.